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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1)(1)

                               KOMAG, INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
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                         (Title of Class of Securities)

                                   500453-10-5
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                                 (CUSIP Number)

                               September 14, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)



--------------------------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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---------------------                                          -----------------
CUSIP No. 500453-10-5                   13G                    Page 2 of 5 Pages
---------------------                                          -----------------

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 1   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Western Digital Corporation (95-2647125)
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 2   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZEN OR PLACE OF ORGANIZATION

     Delaware
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                      5   SOLE VOTING POWER

                          5,930,722
                      ----------------------------------------------------------
    NUMBER OF         6   SHARED VOTING POWER
     SHARES
  BENEFICIALLY            0
    OWNED BY          ----------------------------------------------------------
      EACH            7   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH             5,930,722
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,930,722
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.9%
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12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1(a).          NAME OF ISSUER

                    Komag, Incorporated

ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                    1704 Automation Parkway, San Jose, California 95131

ITEM 2(a).          NAME OF PERSON FILING

                    Western Digital Corporation

ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE

                    8105 Irvine Center Drive, Irvine, California 92618

ITEM 2(c).          CITIZENSHIP

                    Delaware

ITEM 2(d).          TITLE OF CLASS OF SECURITIES

                    Common Stock, Par Value $.01 Per Share

ITEM 2(e).          CUSIP NUMBER

                    500453-10-5

ITEM 3.             This statement is filed pursuant to Rule 13d-1(c)

ITEM 4.             OWNERSHIP

                    (a)      Amount Beneficially Owned: 5,930,722

                    (b)      Percent of Class:  8.9%

                    (c)      Number of shares as to which such person has:

                             (i)      sole power to vote or to direct the vote:
                                      5,930,722

                             (ii)     shared power to vote or to direct the
                                      vote: 0

                             (iii) sole power to dispose or to direct the disposition of: 5,930,722

                             (iv) shared power to dispose or to direct the disposition of: 0



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ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                    Not Applicable

ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON

                    Not Applicable

ITEM 7. IDENTIFICATION AND CLARIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                    Not Applicable

ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    Not Applicable

ITEM 9.             NOTICE OF DISSOLUTION OF GROUP

                    Not Applicable

ITEM 10.            CERTIFICATION

                             By signing below I certify that, to the best of my
                    knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in the this statement is true, complete and correct.

DATED:  11-2-00



                                        By:      /s/ Raymond M. Bukaty
                                            ------------------------------------
                                                     Raymond M. Bukaty
                                               Vice President, Corporate Law


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